UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Stinson, Terry Dean
   5400 Miramar Lane
   Colleyville, TX  76034
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/13/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-  2A.        3.Trans-   4.Securities Acquired(A)  5)Amount of    6.Owner-   7)Nature of
                         action    Deemed     action     or Disposed of (D)        Securities     ship       Indirect
                         Date      Execution  Code                                 Beneficially   Form:      Beneficial
                                   Date, if   ----------------------------------   Owned          Direct     Ownership
                         (Month/   any                           A                 Following      (D) or
                         Day/Year) (Month/                       or                Reported       Indirect
                                   Day/Year)  Code  V    Amount  D    Price        Transaction(s) (I)
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Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative    2)Conversion 3)Trans- 3A.         4)Trans-   5)Number of Derivative      6)Date Exercisable and
Security                 or Exercise  action   Deemed      action     Securities Acquired (A)     Expiration Date
                         Price of     Date     Execution   Code       or Disposed of (D)
                         Derivative   (Month/  Date, if    -------------------------------------------------------------------------
                         Security     Day/     any
                                      Year)    (Month/
                                               Day/Year)   Code  V    A            D              Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      $13.3750     12/13/02             A          12,483                      (1)               12/13/09
Option (right to buy)



Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative    3)Trans-  3A          7)Title and Amount            8)Price    9)Number of     10)Ownership    11)Nature of
Security                 action    Deemed      of Underlying                 of Deri-   Derivative      Form of         Indirect
                         Date      Execution   Securities                    vative     Securities      Derivative      Beneficial
                                   Date, if    ---------------------------   Secur-     Beneficially    Security: or    Ownership
                                   any                            Amount or   ity       Owned           Direct (D) or
                                   (Month/                        Number of             Following       Indirect (I)
                                   Day/Year)   Title              Shares                Reported
                                                                                        Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      12/13/02              Common stock, par  12,483                12,483          D
Option (right to buy)                          value $0.01 per
                                               share


Explanation of Responses:

(1)  The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-Attorney-in-fact pursuant to the power of attorney dated 7/9/99.


SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Terry Dean Stinson
DATE 12/17/02


*     If the form is filed by more than one reporting person, see Instruction  4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal  Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.If space is insufficient, see Instruction 6 for procedure.

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